Exhibit 99.1

GrowLife, Inc. (PHOT) Announces Up-Listing to OTCQB Market

KIRKLAND, Wash. -- GrowLife, Inc. (OTCQB: PHOT) (“GrowLife” or the “Company”), one of the nation’s most recognized indoor cultivation product and service providers, today announced that its stock has commenced trading on the OTCQB Market (“OTCQB”) after successfully up-listing from the OTC Pink Market.

“Graduating to the OTCQB is a significant step forward for the Company,” GrowLife CEO Marco Hegyi said. “GrowLife is committed to the higher level of corporate and financial disclosures required for this listing category, which demonstrates our commitment to our shareholders. We believe that the OTCQB will provide a more stable trading platform, exposure to additional institutional investors and we also expect better access to capital markets.

“Meeting the increased compliance and disclosure requirements of the OTCQB demonstrates GrowLife’s commitment to accountability and transparency, and provides our shareholders with even greater confidence in the information disclosed by the Company,” Hegyi added.

GrowLife is expanding its operations and distribution to provide consumers with cutting-edge cultivation products, including the opening of a flagship Canadian retail location, the launch of a state-of-the-art manufacturing facility in Dallas and the development of GrowLife Cube Pro, a one-stop-shop for at-home cultivators to meet demand in rapidly expanding new markets.

For more information about GrowLife, please visit the company’s website. Products can be purchased at GrowLifeEco.com. Additional commentary on the Company and the industry as a whole can be found on the CEO’s blog.

About GrowLife, Inc.

GrowLife, Inc. (PHOT) aims to become the nation’s largest cultivation service provider for cultivating organics, herbs and greens and plant-based medicines. Our mission is to help make our customers successful. Through a network of local representatives covering the United States and Canada, regional centers and its e-Commerce team, GrowLife provides essential goods and services including media, industry-leading hydroponics and soil, plant nutrients, and thousands more products to specialty grow operations. GrowLife is headquartered in Kirkland, Washington and was founded in 2012.

For more information, The GrowLife 2017 Stockholder Review presentation can be found on the Company’s homepage at www.GrowLifeInc.com.

Public Relations Contact:

CMW Media

Cassandra Dowell, 858-264-6600

cassandra@cmwmedia.com

www.cmwmedia.com

Investor Relations Contact:

info@growlifinc.com